Exhibit 10.16

TAX SHARING AGREEMENT

DATED AS OF APRIL 4, 2004

BY AND AMONG

MOTOROLA, INC.

AND

FREESCALE SEMICONDUCTOR, INC.

i

ii

iii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of                 , 2004 by and between Motorola, Inc., a Delaware corporation (“MINC”), and Freescale Semiconductor, Inc., a Delaware corporation and a wholly owned subsidiary of MINC (“Freescale”) (MINC and Freescale are sometimes collectively referred to herein as the “Companies”).

RECITALS

WHEREAS, the Board of Directors of MINC has determined that it would be appropriate and desirable to completely separate the Freescale Business (as defined below) from MINC;

WHEREAS, as of the date hereof, MINC is the common parent of an affiliated group of corporations, including Freescale, which has elected to file consolidated Federal income tax returns;

WHEREAS, MINC and Freescale have entered into the Master Separation and Distribution Agreement (as defined below), pursuant to which (A) MINC has agreed to contribute and otherwise transfer to Freescale, and Freescale has agreed to receive and assume, the assets and liabilities then associated with the Freescale Business as described therein; and (B) MINC and Freescale contemplate that Freescale shall consummate the IPO (as defined below);

WHEREAS, pursuant to the transactions contemplated by the Master Separation and Distribution Agreement, Freescale and its subsidiaries may cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which MINC is the common parent (the “Deconsolidation”);

WHEREAS, MINC intends, after the IPO, to distribute to shareholders of MINC the outstanding shares of Freescale Common Stock then owned by MINC; and

WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the IPO, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Master Separation and Distribution Agreement:

“Accountant” shall have the meaning set forth in Section 8.02(c) of this Agreement.

“Accounting Cutoff Date” means, with respect to Freescale, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Freescale of the Freescale Business.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Separation.

“Agreement” shall mean this Tax Sharing Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(e) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” means MINC and Freescale, collectively, and “Company”, as the context requires, means either MINC or Freescale.

“Contribution” means the contribution of assets by MINC itself directly to Freescale itself pursuant to Section 2.1 of the Master Separation and Distribution Agreement.

“Controlling Party” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” means the last date on which Freescale qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which MINC is the common parent.

“Distribution” has the meaning set forth in the Master Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Master Separation and Distribution Agreement.

“DGCL” means the Delaware General Corporation Law.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Stock Distribution” shall have the meaning set forth in Section 2.06 of this Agreement.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Freescale” shall have the meaning provided in the first sentence of this Agreement.

“Freescale Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Freescale would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Freescale Business” has the meaning of “SPS Business” set forth in the Master Separation and Distribution Agreement.

“Freescale Capital Stock” means all classes or series of capital stock of Freescale, including (i) the “Freescale Class A Common Stock” (as defined in the Master Separation and Distribution Agreement), (ii) the “Freescale Class B Common Stock” (as defined in the Master Separation and Distribution Agreement), (iii) all options, warrants and other rights to acquire such capital stock and (iv) all instruments properly treated as stock in Freescale for U.S. federal income tax purposes.

“Freescale Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Freescale Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Freescale Class B Common Stock” has the meaning set forth in the Master Separation and Distribution Agreement.

“Freescale Common Stock” has the meaning set forth in the Master Separation and Distribution Agreement.

“Freescale Federal Consolidated Income Tax Return” shall mean any United States federal Income Tax Return for the affiliated group (as that term is defined in Code Section 1504) of which Freescale is the common parent.

“Freescale Group” means Freescale and its Affiliates, as determined immediately after the Separation.

“Freescale Separate Return” means any Separate Return of Freescale or any member of the Freescale Group.

“Group” means the MINC Group or the Freescale Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.05 of this Agreement or (b) in which the amount of liability in dispute exceeds $50 million.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“Internal Restructuring” shall have the meaning set forth in Section 7.02(f) of this Agreement.

“IPO” has the meaning set forth in the Master Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Freescale Adjustment nor a MINC Adjustment.

“Joint Return” shall mean any Return of a member of the MINC Group or the Freescale Group that is not a Separate Return.

“Master Separation and Distribution Agreement” means the Master Separation and Distribution Agreement, as amended from time to time, by and between MINC and Freescale dated                 , 2004.

“MINC” shall have the meaning provided in the first sentence of this Agreement.

“MINC Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent MINC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“MINC Affiliated Group” shall have the meaning provided in the definition of “MINC Federal Consolidated Income Tax Return.”

“MINC Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the affiliated group (as that term is defined in Code Section 1504 and the regulations thereunder) of which MINC is the common parent (the “MINC Affiliated Group”).

“MINC Group” means MINC and its Affiliates, excluding any entity that is a member of the Freescale Group.

“MINC Reduction” shall have the meaning set forth in Section 2.03(a)(i)(B) of this Agreement.

“MINC Separate Return” means any Separate Return of MINC or any member of the MINC Group.

“MINC State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the MINC Group together with one or more members of the Freescale Group.

“Motorola Business” shall have the meaning provided in the Master Separation and Distribution Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any MINC Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.04 of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7T, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Freescale management or shareholders, is a hostile acquisition, or otherwise, as a result of which Freescale would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Freescale and/or one or more holders of outstanding shares of Freescale Capital Stock, a number of shares of Freescale Capital Stock that would, when combined with the number of shares of Freescale Capital Stock sold pursuant to the IPO and any other changes in ownership of Freescale Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Freescale as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Freescale as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Freescale of a shareholder rights plan or (B) issuances by Freescale that satisfy Safe Harbor VI (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor VII (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7T(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by MINC and others in connection with the rendering by Tax Advisors, and/or the issuance by the IRS, of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.04 of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to MINC in connection with the Contribution and Distribution.

“Ruling Request” means any letter filed by MINC with the IRS requesting a ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 7.02(e) Acquisition Transaction” means any transaction or series of transactions, other than the IPO, that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the Freescale Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the MINC Group and (b) in the case of any Tax Return of any member of the MINC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Freescale Group.

“Separation” means the series of transactions, including transactions that occur after the IPO, that culminate in the transfer of the Freescale Business to Freescale.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Steering Committee” has the meaning set forth in the Master Separation and Distribution Agreement.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” or “Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Contest Committee” shall have the meaning provided in Section 10.02(d).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” means the qualification of the Contribution and Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which MINC, Freescale and the shareholders of MINC recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of MINC and Freescale, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS deliverable to MINC in connection with the Contribution and the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by MINC (or any MINC Affiliate) or Freescale (or any Freescale Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Contribution and the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Contribution, the Distribution and the other transactions contemplated by the Master Separation and Distribution Agreement.

“Transfer Pricing Adjustment” shall mean any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the MINC Group and any member of the Freescale Group with respect to any Pre-Deconsolidation Period.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to MINC, on which MINC may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the

Contribution and Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.        Allocation of Tax Liabilities.

Section 2.01    General Rule.

(a)    MINC Liability. MINC shall be liable for, and shall indemnify and hold harmless the Freescale Group from and against any liability for, Taxes which are allocated to MINC under this Section 2.

(b)    Freescale Liability. Freescale shall be liable for, and shall indemnify and hold harmless the MINC Group from and against any liability for, Taxes which are allocated to Freescale under this Section 2.

Section 2.02    Allocation of United States Federal Income Tax and Federal Other Tax. Except as provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a)    Allocation of Tax Relating to MINC Federal Consolidated Income Tax Returns. With respect to any MINC Federal Consolidated Income Tax Return, MINC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(b)    Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) MINC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any MINC Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) Freescale shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Freescale Separate Return (including any increase in such Tax as a result of a Final Determination).

(c)    Allocation of Federal Other Tax. MINC shall be responsible for any and all Federal Other Taxes attributable to the Motorola Business. Freescale shall be responsible for any and all Federal Other Taxes attributable to the Freescale Business.

Section 2.03    Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a)    Allocation of Tax Relating to MINC State Combined Income Tax Returns. Except as provided in Sections 2.03(a)(i) and (ii) below, MINC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any MINC State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(i)     Allocation of Tax Relating to Post-Deconsolidation Periods.

(A)    With respect to any MINC State Combined Income Tax Returns relating to any Post-Deconsolidation Periods, Freescale shall be liable to MINC for State Income Tax liability computed as if all members of the Freescale Group included in the computation of such Tax had filed such State Income Tax Return for such Freescale Group members based solely on the income and other Tax Items of such members for the period that such Freescale Group members are included in such MINC State Combined Income Tax Return (without regard to any Taxes or Tax Attributes arising with respect to any period or portion thereof ending on or prior to the Deconsolidation Date), but based on the apportionment factors derived by including all appropriate entities of both Groups on such State Income Tax Return. Any amount so allocated to the Freescale Group shall be a liability of Freescale to MINC under this Section 2, regardless of whether such amount exceeds the total Tax liability shown on such MINC State Combined Income Tax Return.

(B)    If, with respect to any MINC State Combined Income Tax Returns relating to any Post-Deconsolidation Periods, a Tax Attribute of any of the members of the Freescale Group arising in such Post-Deconsolidation Period actually reduces the combined Tax liability on the MINC State Combined Income Tax Return below the amount that would have been payable by MINC if the members of the Freescale Group had not been included in such Return (the “MINC Reduction”), then MINC shall be liable to Freescale in an amount equal to the MINC Reduction.

(ii)    Allocation of Consolidated or Combined State Income Tax Adjustments. If there is any adjustment to the Tax liability with respect to any MINC State Combined Income Tax Return relating to any Post-Deconsolidation Periods as reported on such Tax Return as described in Section 2.03(a)(i) above, Freescale shall be liable to MINC, or MINC shall be liable to Freescale, for the difference between the amounts set forth in Section 2.03(a)(i) without regard to the adjustment and the amounts set forth in Section 2.03(a)(i) as adjusted.

(b)    Allocation of Tax Relating to Separate Returns. (i) MINC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any MINC Separate Return (including any increase in such Tax as a result of a Final Determination); (ii) Freescale shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Freescale Separate Return (including any increase in such Tax as a result of a Final Determination).

(c)    Allocation of State Other Tax. MINC shall be responsible for any and all State Other Taxes attributable to the Motorola Business. Freescale shall be responsible for any and all State Other Taxes attributable to the Freescale Business.

Section 2.04    Allocation of Foreign Taxes. Except as provided in Sections 2.05 and 2.06, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)    MINC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any MINC Separate Return, including Foreign Income Tax of MINC or any member of the MINC Group imposed by way of withholding by a member of the Freescale Group (and including any increase in such Foreign Income Tax as a result of a Final Determination).

(b)    Freescale shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Freescale Separate Return, including Foreign Income Tax of Freescale or any member of the Freescale Group imposed by way of withholding by a member of the MINC Group (and including any increase in such Foreign Income Tax as a result of a Final Determination).

(c)    MINC shall be responsible for any and all Foreign Other Taxes attributable to the Motorola Business. Freescale shall be responsible for any and all Foreign Other Taxes attributable to the Freescale Business.

Section 2.05    Certain Transaction and Other Taxes.

(a)    Freescale Liability. Freescale shall be liable for, and shall indemnify and hold harmless the MINC Group from and against any liability for:

(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Freescale Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)    any Tax resulting from a breach by Freescale of any covenant in this Agreement, the Master Separation and Distribution Agreement or any Ancillary Agreement; and

(iii)    any Tax-Related Losses for which Freescale is responsible pursuant to Section 7.05 of this Agreement.

(b)    MINC Liability. MINC shall be liable for, and shall indemnify and hold harmless the Freescale Group from and against any liability for:

(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the MINC Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Transactions;

(ii)    any Tax resulting from a breach by MINC of any covenant in this Agreement, the Master Separation and Distribution Agreement or any Ancillary Agreement; and

(iii)    any Tax-Related Losses for which MINC is responsible pursuant to Section 7.05 of this Agreement.

Section 2.06    Foreign Stock Distributions. Notwithstanding any other provision of this Agreement, (i) MINC shall be responsible for 50 percent of any Foreign Income Tax, if any, imposed solely with respect to the distribution of shares of stock of a member of the MINC Group by a member of the Freescale Group pursuant to the Transactions (such distribution, a “Foreign Stock Distribution”), (ii) neither MINC nor Freescale shall treat any Foreign Stock Distribution as giving rise to any Foreign Income Tax, unless otherwise required to do so pursuant to a Final Determination and (iii) MINC shall control in all respects, including as to settlement, any Tax Contest, ruling request or other proceeding relating to any Foreign Stock Distribution.

Section 3.    Proration of Taxes for Straddle Periods.

(a)    General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

(b)    Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4.    Preparation and Filing of Tax Returns.

Section 4.01    General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

Section 4.02    MINC’s Responsibility. MINC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)    MINC Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b)    MINC State Combined Income Tax Returns and any other Joint Returns which MINC reasonably determines are required to be filed (or which MINC chooses to be filed) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date; provided, however, that MINC shall provide written notice of such determination to file such MINC State Combined Income Tax Returns or other Joint Returns to Freescale; and

(c)    MINC Separate Returns and Freescale Separate Returns which MINC reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of Freescale Separate Returns, to such Returns as are required to be filed for Tax Periods ending on or prior to the Deconsolidation Date).

Section 4.03    Freescale Responsibility. Freescale shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Freescale Group other than those Tax Returns which MINC is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Freescale under this Section 4.03 shall include (a) any Freescale Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) Freescale Separate Returns required to be filed for Tax periods ending after the Deconsolidation Date.

Section 4.04    Tax Accounting Practices.

(a)    General Rule. Except as provided in Section 4.04(b), with respect to any Tax Return that Freescale has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices (in the case of any such Tax Return for a taxable period beginning after the Deconsolidation Date, limited to past practices regarding the reporting of items on Schedule M-1 of the MINC Federal Consolidated Income Tax Return or any similar schedule of any other Tax Return required to be filed by MINC under this Agreement), accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Freescale. Except as provided in Section 4.04(b), MINC shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by MINC.

(b)    Reporting of Transaction Tax Items. The Tax treatment reported on any Tax Return of the Transactions shall be consistent with the treatment thereof in the Ruling Requests and the Tax Opinions/Rulings (and any Tax Return filed by MINC or any member of the MINC Group or caused to be filed by MINC, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Ruling Requests or Tax Opinions/Rulings, the Companies shall agree on the Tax treatment to be reported on any Tax Return. For this purpose, the Tax treatment shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such Tax treatment, or (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Ruling Requests and/or the Tax Opinions/Rulings. Such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

Section 4.05    Consolidated or Combined Tax Returns. Freescale will elect and join, and will cause its respective Affiliates to elect and join, in filing any MINC State Combined Income Tax Returns and any Joint Returns that MINC determines are required to be filed or that MINC chooses to file pursuant to Section 4.02(b). With respect to any Freescale Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Freescale will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if MINC reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

Section 4.06    Right to Review Tax Returns.

(a)    General. The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use its reasonable best efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return. For purposes of this section 4.06(a), a Tax Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $1 million, (B) a credit or credits equal to or in excess of $1 million or (C) a loss or losses equal to or in excess of $3 million.

(b)    Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any item reported on the Tax Return or the Tax treatment of any item reported on the Tax Return should, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company (or its authorized representatives) to material penalties.

Section 4.07    Freescale Carrybacks and Claims for Refund. Freescale hereby agrees that, unless MINC consents in writing, (i) no Adjustment Request with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.02) shall be filed, and

(ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.02) any Freescale Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Freescale Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Freescale Carryback related to U.S. federal or State Taxes, upon the reasonable request of Freescale, if such Freescale Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such Freescale Carryback (including, but not limited to, an Adjustment Request with respect to a Freescale Carryback of a federal or State capital loss arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period) and such Adjustment Request, based on MINC’s sole, reasonable determination, will cause no Tax detriment to MINC, the MINC Group or any member of the MINC Group. Any Adjustment Request which MINC consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

Section 4.08    Apportionment of Earnings and Profits and Tax Attributes. MINC shall in good faith advise Freescale in writing of the portion, if any, of any earnings and profits, Tax Attribute, overall foreign loss or other consolidated, combined or unitary attribute which MINC determines shall be allocated or apportioned to the Freescale Group under applicable law. Freescale and all members of the Freescale Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that Motorola and Freescale collectively agree to make such election. As soon as practicable after receipt of a written request from Freescale, MINC shall provide copies of any studies, reports, and workpapers supporting the earnings and profits and other Tax Attributes allocable to Freescale. Any dispute regarding the apportionment of such earnings and profits or any Tax Attribute shall be resolved pursuant to the provisions of Section 14 of this Agreement. All Tax Returns that are required to be filed under this Agreement after such resolution shall be filed in accordance with such resolution. In the event of a subsequent adjustment to the earnings and profits or any Tax Attributes determined by MINC, MINC shall promptly notify Freescale in writing of such adjustment. For the absence of doubt, MINC shall not be liable to Freescale or any member of the Freescale Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

Section 5.    Tax Payments.

Section 5.01    Payment of Taxes with Respect to MINC Federal Consolidated Income Tax Returns. MINC shall pay to the IRS any Tax due with respect to any MINC Federal Consolidated Income Tax Return (including any Federal Income Tax due from the MINC Affiliated Group that is required to be paid as a result of an adjustment to a MINC Federal Consolidated Income Tax Return).

Section 5.02    Payment of Taxes With Respect to Joint Returns (other than a MINC Federal Consolidated Income Tax Return) and Certain Returns of Other Taxes. In the case of (I) any Joint Return (other than a MINC Federal Consolidated Tax Return) and (II) any Return of Other Taxes reflecting both Taxes for which MINC is responsible under Section 2 and Taxes for which Freescale is responsible under Section 2:

(a)    Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b)    Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if MINC is the Responsible Company, then Freescale shall pay to MINC (or MINC shall pay to Freescale) the amount allocable to the Freescale Group (or the amount to which the Freescale Group is entitled) under the provisions of Section 2, and if Freescale is the Responsible Company, then MINC shall pay to Freescale (or Freescale shall pay to MINC) the amount allocable to the MINC Group (or the amount to which the MINC Group is entitled) under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the Freescale Group in accordance with Section 2 and Freescale shall pay to MINC any amount due MINC (or MINC shall pay Freescale any amount due Freescale) under Section 2 within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.02(c).

(d)    Any payments made by MINC to Freescale pursuant to Section 2.03(a)(i)(B) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a MINC Group Tax Attribute to a Tax Period in respect of which a payment was made by MINC to Freescale under Section 2.03(a)(i)(B)) that would affect the calculation set forth in Section 2.03(a)(i)(B) and an appropriate adjusting payment shall be made by Freescale to MINC (or by MINC to Freescale) such that the aggregate amounts paid pursuant to Section 2.03(a)(i)(B) equal such recalculated amount (with interest computed at the Prime Rate).

Section 5.03    Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes (provided that Separate Returns of Other Taxes described in clause (II) of Section 5.02 shall be governed by Section 5.02).

Section 5.04    Indemnification Payments.

(a)    If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is required to pay to such Tax Authority under this Agreement, the Required Party shall reimburse the Payor within 30 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.04.

(b)    All indemnification payments under this Agreement shall be made by MINC directly to Freescale and by Freescale directly to MINC; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the MINC Group, on the one hand, may make such indemnification payment to any member of the Freescale Group, on the other hand, and vice versa.

Section 6.        Tax Benefits.

Section 6.01    Tax Benefits.

(a)    Except as set forth below, MINC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which MINC is liable hereunder, Freescale shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Freescale is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within thirty days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

(b)    If a member of the Freescale Group realizes (or will realize) any Tax Benefit as a result of an adjustment (other than an adjustment set forth in Schedule 6.01(b), as such Schedule 6.01(b) may be amended by mutual agreement by the Companies prior to the date of the IPO) pursuant to a Final Determination to any Taxes (other than Foreign Income Taxes) for which a member of the MINC Group is liable hereunder (or Tax Attribute of a member of the MINC Group, or of any consolidated, combined or unitary group the Taxes of which MINC is liable for hereunder), or if a member of the MINC Group realizes (or will realize) any Tax Benefit as a result of an adjustment (other than an adjustment set forth in Schedule 6.01(b), as such Schedule 6.01(b) may be amended by mutual agreement by the Companies prior to the date of the IPO) pursuant to a Final Determination to any Taxes (other than Foreign Income Taxes) for which a member of the Freescale Group is liable hereunder (or Tax Attribute of a member of the Freescale Group), Freescale or MINC, as the case may be, shall make a payment to either MINC or Freescale, respectively, within 364 days following such Final Determination in an amount equal to such Tax Benefit (including any such Tax Benefit not yet realized). For purposes of determining the amount of any Tax Benefit, the Freescale Group or MINC Group (or the

applicable member thereof) (A) shall be deemed to realize such Tax Benefit in the first taxable year (or years) that such Tax Benefit (or the Tax Attribute giving rise to such Tax Benefit) may be realized and utilized under applicable law (in the case of a Tax Benefit arising from additional basis in an asset, in no event later than the date of the Final Determination), (B) shall be deemed to pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year (or in the case of taxable years subsequent to the taxable year in which the Final Determination occurs, the highest marginal corporate Tax rates in effect in the taxable year of the Final Determination) and (C) shall be deemed to have no Tax Attributes other than those giving rise to such Tax Benefit.

(c)    If a member of the Freescale Group actually realizes pursuant to a Final Determination any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Foreign Income Taxes for which a member of the MINC Group is liable hereunder (or Foreign Income Tax Attribute of a member of the MINC Group) and such Tax Benefit would not have arisen but for such adjustment, or if a member of the MINC Group actually realizes pursuant to a Final Determination any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Foreign Income Taxes for which a member of the Freescale Group is liable hereunder (or Foreign Income Tax Attribute of a member of the Freescale Group) and such Tax Benefit would not have arisen but for such adjustment, Freescale or MINC, as the case may be, shall make a payment to either MINC or Freescale, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(c).

(d)    No later than 30 days after the date of a Final Determination referred to in Section 6.01(b), MINC (if a member of the MINC Group receives such Final Determination) or Freescale (if a member of the Freescale Group receives such Final Determination) shall provide the other Company with a written calculation of the amount payable by such other Company to MINC or Freescale pursuant to this Section 6. No later than 30 days after a Tax Benefit described in Section 6.01(c) is actually realized by a member of the MINC Group or a member of the Freescale Group, MINC (if a member of the MINC Group actually realizes such Tax Benefit) or Freescale (if a member of the Freescale Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by MINC or Freescale pursuant to this Section 6. In the event that MINC or Freescale disagrees with any such calculation described in this Section 6.01(d), MINC or Freescale shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(d). MINC and Freescale shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(e)    Freescale shall be entitled to any refund that is attributable to, and would not have arisen but for, a Freescale Carryback pursuant to the proviso set forth in Section 4.07. Any such payment of such refund made by MINC to Freescale pursuant to this Section 6.01(e) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a MINC Group Tax Attribute to a Tax

Period in respect of which such refund is received) that would affect the amount to which Freescale is entitled, and an appropriate adjusting payment shall be made by Freescale to MINC such that the aggregate amounts paid pursuant to this Section 6.01(e) equals such recalculated amount (with interest computed at the Prime Rate).

Section 7.        Tax-Free Status.

Section 7.01    Tax Opinions/Rulings and Representation Letters.

(a)    Each of Freescale and MINC hereby represents and agrees that (A) it will read the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information contained in such Representation Letters that concerns or relates to such Company or any Affiliate of such Company will be true, correct and complete.

(b)    Freescale and MINC acknowledge that the Tax Opinions/Rulings and the Representation Letters have not yet been obtained or submitted and may not be obtained or submitted until after the IPO. Freescale and MINC shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the Representation Letters for the Distribution as soon as possible hereafter and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as MINC shall deem necessary or desirable and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions/Rulings in order to confirm the Tax-Free Status.

Section 7.02    Restrictions on Freescale.

(a)    Freescale agrees that it will not take or fail to take, or permit any Freescale Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Freescale agrees that it will not take or fail to take, or permit any Freescale Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any transaction contemplated by the Master Separation and Distribution Agreement which is intended by the parties to be tax-free (including, but not limited to, those transactions listed on Schedule 7.02(a)) from so qualifying, including issuing any Freescale Capital Stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

(b)    Pre-Distribution Period. During the period from the date hereof until the completion of the Distribution, Freescale shall not take any action (including the issuance of Freescale Capital Stock) or permit any Freescale Affiliate directly or indirectly controlled by Freescale to take any action if, as a result of taking such action, Freescale could have a number of shares of Freescale Capital Stock (computed on a fully diluted basis or otherwise) issued and outstanding, including by way of the exercise of stock options (whether or not such stock options are currently exercisable) or the issuance of restricted stock, that could cause MINC to cease to have Tax Control of Freescale.

(c)    Freescale agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company directly engaged in the Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be a company directly engaged in the Active Trade or Business.

(d)    Freescale agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Freescale has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (c) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Freescale’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Freescale pursuant to the Contribution or sell or transfer 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Freescale and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Freescale Affiliate) any Freescale stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30, (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of Freescale Capital Stock (including, without limitation, through the conversion of one class of Freescale Capital Stock into another class of Freescale Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Freescale or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Freescale shall have requested that MINC obtain a Ruling in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and MINC shall have received such a Ruling in form and substance satisfactory to MINC in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, MINC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) Freescale shall provide MINC with an Unqualified Tax Opinion in form and substance satisfactory to MINC in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, MINC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and MINC may determine that no opinion would be acceptable to MINC) or (C) MINC shall have waived the requirement to obtain such ruling or opinion.

(e)    Certain Issuances of Freescale Capital Stock. If Freescale proposes to enter into any Section 7.02(e) Acquisition Transaction or, to the extent Freescale has the right to prohibit any Section 7.02(e) Acquisition Transaction, proposes to permit any Section 7.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, Freescale shall provide Motorola, no later than ten days following the signing of any written agreement with respect to the Section 7.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of Freescale Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Freescale to the effect that the Section 7.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(d) apply (a “Board Certificate”).

(f)    Freescale Internal Restructuring. Freescale shall not engage in any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving Freescale and/or any of its subsidiaries or contribute any of the assets contributed to Freescale as part of the Contribution to any subsidiary of Freescale (any such action, an “Internal Restructuring”) during or with respect to any taxable period (or portion thereof) ending on the Distribution Date without obtaining the prior written consent of MINC (such prior written consent not to be unreasonably withheld). Freescale shall provide written notice to MINC describing any Internal Restructuring proposed to be taken during or with respect to any taxable period (or portion thereof) beginning after the Distribution Date and ending on or prior to the two-year anniversary of the Distribution Date and shall consult with MINC regarding any such proposed actions reasonably in advance of taking any such proposed actions.

(g)    Distributions by Foreign Freescale Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, Freescale shall neither cause nor permit any foreign subsidiary of Freescale to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of MINC (such prior written consent not to be unreasonably withheld).

Section 7.03    Restrictions on MINC. MINC agrees that it will not take or fail to take, or permit any member of the MINC Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. MINC agrees that it will not take or fail to take, or permit any member of the MINC Group to take or fail to take, any action which prevents or could reasonably be expected to prevent (A) the Tax-Free Status, or (B) any other transaction contemplated by the Master Separation and Distribution Agreement which is intended by the parties to be tax-free from so qualifying; provided, however, that this Section 7.03 shall not be construed as obligating MINC to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 4.3 of the Master Separation and Distribution Agreement nor shall it be construed as preventing MINC from terminating the Master Separation and Distribution Agreement pursuant to Section 9.14 thereof.

Section 7.04    Procedures Regarding Opinions and Rulings.

(a)    If Freescale notifies MINC that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), MINC and Freescale shall reasonably cooperate to attempt to obtain the ruling or opinion referred to in Section 7.02(d), unless MINC shall have waived the requirement to obtain such ruling or opinion.

(b)    Rulings or Unqualified Tax Opinions at Freescale’s Request. MINC agrees that at the reasonable request of Freescale pursuant to Section 7.02(d), MINC shall cooperate with Freescale and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Freescale to take the Notified Action. Further, in no event shall MINC be required to file any Ruling Request under this Section 7.04(b) unless Freescale represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Freescale Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Freescale shall reimburse MINC for all reasonable costs and expenses incurred by the MINC Group in obtaining a Ruling or Unqualified Tax Opinion requested by Freescale within ten business days after receiving an invoice from MINC therefor.

(c)    Rulings or Unqualified Tax Opinions at MINC’s Request. MINC shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If MINC determines to obtain a Ruling or an Unqualified Tax Opinion, Freescale shall (and shall cause each Affiliate of Freescale to) cooperate with MINC and take any and all actions reasonably requested by MINC in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Freescale shall not be required to make (or cause any Affiliate of Freescale to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). MINC and Freescale shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by MINC.

(d)    Freescale hereby agrees that MINC shall have sole and exclusive control over the process of obtaining any Ruling, and that only MINC shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) MINC shall keep Freescale informed in a timely manner of all material actions taken or proposed to be taken by MINC in connection therewith; (B) MINC shall (1) reasonably in advance of the submission of any Ruling Request documents provide Freescale with a draft copy thereof, (2) reasonably consider Freescale’s comments on such draft copy, and (3) provide Freescale with a final copy; and (C) MINC shall provide Freescale with notice reasonably in advance of, and Freescale shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Freescale nor any Freescale Affiliate directly or indirectly controlled by Freescale shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution or the Distribution (including the impact of any transaction on the Contribution or the Distribution) or any transaction listed on Schedule 7.02(a).

Section 7.05    Liability for Tax-Related Losses.

(a)    Notwithstanding anything in this Agreement or the Master Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), Freescale shall be responsible for, and shall indemnify and hold harmless MINC and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, as defined in the Master Separation and Distribution Agreement, the Distribution or the actions set forth in Section 3.4 of the Master Separation and Distribution Agreement) of all or a portion of Freescale’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Freescale with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Freescale representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Freescale after the IPO (including, without limitation, any amendment to Freescale’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the relative voting rights of the separate classes of Freescale stock (including, without limitation, through the conversion of one class of Freescale Capital Stock into another class of Freescale Capital Stock), (D) any act or failure to act by Freescale or any Freescale Affiliate described in Section 7.02 (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.02(d), a Board Certificate described in Section 7.02(e) or a consent described in Section 7.02(f) or (g)), or (E) any breach by Freescale of its agreement and representation set forth in Section 7.01(a).

(b)    Notwithstanding anything in this Agreement or the Master Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), MINC shall be responsible for, and shall indemnify and hold harmless Freescale and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, as defined in the Master Separation and Distribution Agreement, the Distribution or the actions set forth in Section 3.4 of the Master Separation and Distribution Agreement) of all or a portion of MINC’s stock and/or its assets by any means whatsoever by any Person other than an Affiliate of MINC, (B) any negotiations, agreements or arrangements by MINC with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of MINC representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by MINC or a member of the MINC Group described in Section 7.03 or (D) any breach by MINC of its agreement and representation set forth in Section 7.01(a).

(c)    To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b),

responsibility for such Tax-Related Loss shall be shared by MINC and Freescale according to relative fault.

Section 8.        Assistance and Cooperation.

Section 8.01    Assistance and Cooperation.

(a)    After the IPO, the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the MINC Group, on the one hand, or a member of the Freescale Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 8 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(b)    Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither MINC nor any MINC Affiliate shall be required to provide Freescale, any Freescale Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Freescale, a Freescale Affiliate or the business or assets of Freescale or any Freescale Affiliate and (ii) in no event shall MINC or any MINC Affiliate be required to provide Freescale, any Freescale Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that MINC determines that the provision of any information to Freescale or any Freescale Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02    Income Tax Return Information. Freescale and MINC acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by MINC or Freescale pursuant to Section 8.01 or this Section 8.02. Freescale and MINC acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by MINC or Freescale could cause irreparable harm.

(a)    Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b)    At Freescale’s sole expense, Freescale shall provide to MINC the information set forth on Schedule 8.02(b) in accordance with the deadlines set forth on such Schedule, and shall provide such other information reasonably requested in writing by MINC in connection with the preparation of Tax Returns in accordance with the deadlines set forth in such written request.

(c)    In the event that Freescale fails to provide any information requested by MINC pursuant to Section 8.01 or this Section 8.02, within the deadlines as set forth herein (or otherwise reasonably set by MINC and agreed to by Freescale, such agreement not to be unreasonably withheld), MINC shall have the right to engage a nationally recognized public accounting firm of its choice (the “Accountant”), in its sole and absolute discretion, to gather such information directly from Freescale or any other members of the Freescale Group. Freescale and all members of the Freescale Group agree, upon ten business days’ notice by MINC, in the case of a failure by Freescale to provide information pursuant to Section 8.01 or this Section 8.02, to permit any such Accountant full access to all records or other information requested by such Accountant that are in the possession of Freescale or any member of the Freescale Group during reasonable business hours. Freescale agrees to promptly pay MINC all reasonable costs and expenses incurred by MINC in connection with the engagement of such Accountant.

Section 8.03    Reliance by MINC. If any member of the Freescale Group supplies information to a member of the MINC Group in connection with a Tax liability and an officer of a member of the MINC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the MINC Group identifying the information being so relied upon, the chief financial officer of Freescale (or any officer of Freescale as designated by the chief financial officer of Freescale) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Freescale agrees to indemnify and hold harmless each member of the MINC Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Freescale Group having supplied, pursuant to this Section 8, a member of the MINC Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04    Reliance by Freescale. If any member of the MINC Group supplies information to a member of the Freescale Group in connection with a Tax liability and an officer of a member of the Freescale Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Freescale Group identifying the information being so relied upon, the chief financial officer of MINC (or any officer of MINC as designated by the chief financial officer of MINC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. MINC agrees to indemnify and hold harmless each member of the Freescale Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the MINC Group having supplied, pursuant to this Section 8, a member of the Freescale Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9.        Tax Records.

Section 9.01    Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and MINC shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, or (ii) seven years after the Deconsolidation Date. After such later date, each Company may dispose of such records upon 90 days’ prior written notice to the other Company. If, prior to the expiration of the applicable statute of limitation or such seven-year period, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02    Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

Section 10.        Tax Contests.

Section 10.01    Notice. Each of the parties shall provide prompt notice to the other party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 10.02    Control of Tax Contests.

(a)    Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return of Other Taxes described in clause (II) of Section 5.02), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(e) and (f) below.

(b)    MINC Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any MINC Federal Consolidated Income Tax Return, MINC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(e) and (f) below.

(c)    MINC State Combined Income Tax Return. In the case of any Tax Contest with respect to any MINC State Combined Income Tax Return, MINC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(e) and (f) below.

(d)    Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to (I) any Joint Return (other than any MINC Federal Consolidated Income Tax Return or any MINC State Combined Income Tax Return) or (II) any Return of Other Taxes described in clause (II) of Section 5.02, (i) MINC shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any MINC Adjustment, including settlement of any such MINC Adjustment and (ii) Freescale shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Freescale Adjustment, including settlement of any such Freescale Adjustment, and (iii) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any MINC Adjustment or Freescale Adjustment. The “Tax Contest Committee” shall be comprised of two persons, one person selected by MINC (as designated in writing to Freescale) and one person selected by Freescale (as designated in writing to MINC). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 14 of this Agreement shall apply.

(e)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a), (b) or (c), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(f)    Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(f) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(g)    Power of Attorney. Each member of the Freescale Group shall execute and deliver to MINC (or such member of the MINC Group as MINC shall designate) any power of attorney or other similar document reasonably requested by MINC (or such designee) in connection with any Tax Contest (as to which MINC is the Controlling Party) described in this Section 10. Each member of the MINC Group shall execute and deliver to Freescale (or such member of the Freescale Group as Freescale shall designate) any power of attorney or other similar document requested by Freescale (or such designee) in connection with any Tax Contest (as to which Freescale is the Controlling Party) described in this Section 10.

Section 11.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) amounts due under such agreements as of the date hereof shall be settled as of the date hereof (including capitalization or distribution of amounts due or receivable under such agreements). Upon such termination and settlement, no further payments by or to MINC or by or to Freescale, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that payments made pursuant to such agreements shall be credited to Freescale or MINC, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12.        Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.        Treatment of Payments; Tax Gross Up.

Section 13.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a)    any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b)    any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02    Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14.    Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between the Companies as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter, upon written request of either Company, will be referred for resolution to the Steering Committee, which will make a good faith effort to resolve the Tax Advisor Dispute pursuant to the procedures set forth in Section 9.3(a) of the Master Separation and Distribution Agreement. If the Steering Committee does not agree to a resolution of a Tax Advisor Dispute within thirty (30) days after the reference of the Tax Advisor Dispute to it, then the matter will be referred to a Tax Advisor acceptable to each of the Companies. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Section 9.3 of the Master Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor Steering Committee and the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Section 9.3 of the Master Separation and Distribution Agreement) could result in serious and irreparable injury to either Company.

Section 15.        Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

Section 16.        Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.        General Provisions.

Section 17.01    Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 17.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 17.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Motorola: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Director, Taxes Facsimile:	with a copy to: Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Attention: Chief Financial Officer Facsimile:
If to Freescale: Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Director, Taxes Facsimile:	with a copy to: Freescale Semiconductor, Inc. 6501 William Cannon Drive Austin, Texas 78737 Attention: Chief Financial Officer Facsimile:

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03    Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 17.05    Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07    Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Master Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Master Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 17.11    Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 17.12    Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13    Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 17.14    Freescale Subsidiaries. If, at any time, Freescale acquires or creates one or more subsidiaries that are includable in the Freescale Group, they shall be subject to this Agreement and all references to the Freescale Group herein shall thereafter include a reference to such subsidiaries.

Section 17.15    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of MINC or Freescale succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16    Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

Motorola, Inc.

By:	/s/ David W. Devonshire
Its:	Executive Vice President and Chief Financial Officer

Freescale Semiconductor, Inc.

By:	/s/ Alan Campbell
Its:	Senior Vice President and Chief Financial Officer